SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 21, 2007
(Date of Report)

CACI International Inc
(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of Principal executive offices)(ZIP code)

(703) 841-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursu ant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement commun ications pursuant to Rule 14d-2(b) under the exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

Effective March 15, 2007, the Board of Directors of CACI International Inc unanimously approved amendments to and a restatement of the Company's by-laws (the "Prior By-laws"). The purpose of the adoption of the amended and restated by-laws (as so amend ed and restated, the "Amended By-laws") was to modernize the Prior By-laws to reflect, among other things, changes to the Delaware General Corporation Law and the federal securities laws and to include other provisions typical for publicly traded companies. Conforming and organizational changes were also made to certain provisions.

The following description of changes covers the principal changes but does not purport to be complete and is qualified in its entirety by the complete text of the Amen ded By-laws, which are filed as Exhibit 3.1 to this report and incorporated herein by this reference.

Notice by Electronic Means; Notice Period

Unlike the Prior By-laws, the Amended By-laws provide that notice to directors or shareholders of the Company required by law, the certificate of incorporation or the by-laws may be given by electronic transmission in accordance with Section 232 of the Delaware General Corporation Law. The Amended By-laws reduce the required notice period to shareholders for shareholder meetings from 20 days to 10 days as permitted by Delaware law.

Shareholder Approvals

The Amended By-laws rely upon applicable statutory and regulatory (including stock exchange) requirements to provide the matters which are subject to shareholder approval, whereas the Prior By-laws set forth an explicit list of such matters in addition to relying on statutory requirements.

Shareholder Proposals

The Amended By-laws provide for additional detail to be required when a shareholder of the Company proposes to raise a business matter at a shareholder meeting, setting forth the information required to be provided about the shareholder and about the matter being proposed. The Prior By-laws had a less detailed process.

Special Meetings of Shareholders

The Amended By-laws clarify the mechanics of action by the Board to call a special meeting of shareholders by requiring that the Board adopt a resolution to that effect at a meeting of the Board. Special meetings of shareholders may also be called by the Chairman of the Board or the President. The Amended By-laws also state that the mechanisms contained within the by-laws are an exclusive list.

Quorum and Vote at Shareholder Meetings

The Amended By-laws note that the vote required for approval of a matter applies to both the original and any adjourned meeting of the shareholders, and clarifies that the majority vote rule applies to all matters including elections.

Powers of Directors

The Amended By-laws clarify that those powers of directors enumerated in the by-laws are in addition to all corporate power not specifically reserved to the shareholders.

Nominations by Shareholders

As with the procedures for proposing an item of business at a shareholders meeting, the Amended By-laws provide for additional detail to be required when a shareholder of the Company proposes to nominate a candidate for director, setting forth the information required to be provided about the shareholder and about the candidate being proposed. The Prior By-laws had a less detailed process.

Meetings of Directors

The Prior By-laws established certain set dates for regular meetings of the Board. The Amended By-laws establish the process by which the Board will annually set its schedule of regular meetings for the year. The Amended By-laws also clarify the notice process and requirements for special and regular meetings of the Board, and reduce the percentage of directors required to overrule the postponement of Board action under certain circumstances to 75% from 80%.

Quorum at Meetings of Directors

The Prior By-laws provided that action by the Board requires action by a majority of the authorized number of directors. The Amended By-laws changed the requirement for action to a majority of the directors present at a meeting at which a quorum is present.

Director Remuneration

The Amended By-laws are more flexible than the Prior By-laws in determining on what basis payment to directors for their services shall be made.

Company Officers

The Amended By-laws clarify that the Board shall elect or appoint certain senior officers of the Company, including those deemed to be "executive officers" within the meaning of the federal securities laws, and introduces the concept of the "Corporate Officer" which was not present in the Prior By-laws and which has relevance in connection with indemnification, as described below. The Amended By-laws also clarify the election and removal process for Corporate Officers.

The Amended By-laws clarify that the offices of Chairman of the Board, Chief Executive Officer and President are separate and distinct offices, setting forth the respective duties and powers of each. The duties of the President were also amended from the Prior By-laws to reflect changes in stock exchange rules. The Amended By-laws further define the role of the Chief Financial Officer in accordance with federal securities law provisions.

Various other By-law provisions regarding the duties of enumerated officers have been revised to reflect modern practice and changes to applicable law. The Amended By-laws eliminate certain provisions from the Prior By-laws regarding succession of executive officers, leaving that matter to the Board and officers to whom such authority has been delegated.

Indemnification

The Amended By-laws clarify that directors and Corporate Officers are entitled to mandatory indemnification as set forth in the by-laws. Indemnification of other officers by the Company is permitted but not mandatory.

Inspection of Corporate Records

Provisions in the Prior By-laws regarding inspection by shareholders of company records were omitted, and the matter is left to Delaware law by the Amended By-laws.

Fiscal Year

The Amended By-laws provide for what has been and continues to be the Company's practice, but was not explicit in the Prior By-laws, that the Company's fiscal year begins on the first day of July in each year and ends on the last day of June next following, unless otherwise determined by the Board.

Item 9.01	Financial Statements and Exhibits.

Exhibit 3.1	Amended and Restated By-laws of CACI International Inc amended as of March 15, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:
/s/ Arnold D. Morse
Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary